This document was prepared by
and after recording, return to:

David P. DeYoe
McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606

Permanent Tax Index Number:

Property Address:

10700 Bren Road West	This space reserved for Recorders use only.

Minnetonka, Minnesota 55343
Notice: This instrument secures future advances under a revolving credit facility, the priority of which date to the recording date hereof. This instrument provides for variable rates of interest.
Notwithstanding Anything To The Contrary Herein, Enforcement Of This Mortgage In Minnesota Is Limited To A Debt Amount Of $28,000,000 Under Chapter 287 Of Minnesota Statutes (M.S. 287.05 Subd. 1(a))
MORTGAGE, SECURITY AGREEMENT,
ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FINANCING STATEMENT
     This MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING dated as of July 20, 2006 (the “Mortgage”), is executed by AMERICAN MEDICAL SYSTEMS, INC., a Delaware corporation (the “Mortgagor”), whose mailing address is 10700 Bren Road West, Minnetonka, Minnesota 55343 to and for the benefit of CIT HEALTHCARE LLC (“CIT”), as administrative agent and as collateral agent hereunder for the Lenders hereinafter identified and defined (CIT, acting as such agent and any successor or successors to CIT in such capacity being hereinafter referred to as “Mortgagee”), whose mailing address is 505 Fifth Avenue, New York, New York 10017.
RECITALS:
     A. That certain CREDIT AND GUARANTY AGREEMENT, dated as of July 20, 2006, is being entered into contemporaneously herewith by and among MORTGAGOR, AMERICAN MEDICAL SYSTEMS HOLDINGS, INC., a Delaware corporation, as a Guarantor, CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders from time to time party thereto, CIT CAPITAL SECURITIES LLC (“CIT Capital”), as Co-Lead Arranger and as Sole Bookrunner, KEY BANC CAPITAL MARKETS, as Co-Lead Arranger and as Syndication Agent, CIT, as Administrative Agent and as Collateral Agent, and JP MORGAN CHASE BANK N.A., as Issuing Bank.(such Credit and Guaranty Agreement, as the same may from time to time be amended, modified or restated, being hereinafter referred to as the “Credit Agreement”), pursuant to which CIT and other lenders which from time to time become party to the Credit Agreement (all such lenders being hereinafter referred to as the “Lenders” and individually as a “Lender”) have agreed, subject to certain terms and conditions, to make available to the Borrower a revolving credit facility (the “Revolving Credit”) with advances under the Revolving Credit to be evidenced by Revolving Notes of the Borrower aggregating up to $115,000,000.00, and a term loan facility (the “Term Loan”) to be evidenced by Term Notes of the Borrower aggregating $365,000,000.00, in each case payable to the order of the respective Lender named thereon and maturing in no event later than July 20, 2012 (the “Termination Date”), and bearing interest thereon at the rates and payable at the times provided in the Credit Agreement (such promissory notes and any and all promissory notes issued in renewal thereof or in substitution or replacement therefor being hereinafter referred to collectively as the “Notes” and individually as a “Note”).
     B. Pursuant to the terms of the Credit Agreement, one or more Lenders may from time to time issue letters of credit (the “Letters of Credit”) for the account of the Mortgagor with expiry dates on or before the Termination Date in an aggregate face amount that shall not at any one time exceed $5,000,000.00.
     C. Pursuant to the terms of the Credit Agreement, any Lender or Lenders may, from time to time, assign to other Lenders portions of the indebtedness evidenced by the Notes then owned by such assigning Lender together with an equivalent proportion of such assigning Lender’s obligation to make advances under the Credit Agreement (each such assignment being hereinafter referred to as an “Assignment”).
     D. In the event of each Assignment under the Credit Agreement, the Borrower have agreed to execute and deliver to each new assignee Lender by reason of such Assignment new Notes evidencing that portion of the indebtedness so assigned to such new assignee Lender and advances to be thereafter made by such new assignee Lender pursuant to the Credit Agreement and to execute new Notes to such assigning Lender evidencing the portion of such indebtedness not so assigned and advances to be thereafter made by such assigning Lender pursuant to the Credit Agreement and it is the intention of the parties that all such new Notes constitute “Notes” for purposes hereof.
     E. One or more of the Borrower may from time to time enter into one or more interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate hedging agreements, interest rate futures agreements, interest rate exchange agreements, foreign currency contracts, currency swap contracts or other similar interest rate or currency hedging arrangements with one or more of the Lenders, or their affiliates, for the purpose of hedging or otherwise protecting the Borrower against changes in interest rates and currency exchange rates (the liability of the Borrower in respect of such agreements and arrangements with such Lenders or affiliates being hereinafter referred to as the “Hedging Liability”).

     F. The Borrower may from time to time enter into one or more agreements or arrangements with the Lenders, or their affiliates, relating to the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrower now or hereafter maintained with any of the Lenders or their affiliates, the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and any other deposit, disbursement, and cash management services afforded to the Mortgagor or any of its subsidiaries by any of such Lenders or their affiliates (the liability of the Borrower in respect of agreements and arrangements with such Lenders or affiliates being hereinafter referred to as “Funds Transfer and Deposit Account Liability”).
     G. As a condition to extending credit to the Borrower under the Credit Agreement (such transaction, the “Loan”), the Lenders have required, among other things, that Mortgagor grant to Mortgagee a lien on and security interest in the real and personal property of Mortgagor described herein subject to the terms and conditions hereof.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor agrees as follows:
AGREEMENTS:
     The Mortgagor hereby mortgages, grants, assigns, remises, releases, warrants and conveys to the Mortgagee, its successors and assigns, and grants a security interest in, the following described property, rights and interests (referred to collectively herein as the “Premises”), all of which property, rights and interests are hereby pledged primarily and on a parity with the Real Estate (as defined below) and not secondarily:
     (a) The real estate located in the County of Hennepin, State of Minnesota and legally described on Exhibit “A” attached hereto and made a part hereof (the “Real Estate”);
     (b) All improvements of every nature whatsoever now or hereafter situated on the Real Estate, and all fixtures and personal property of every nature whatsoever now or hereafter owned by the Mortgagor and located on, or used in connection with the Real Estate or the improvements thereon, or in connection with any construction thereon, including all extensions, additions, improvements, betterments, renewals, substitutions and replacements to any of the foregoing and all of the right, title and interest of the Mortgagor in and to any such personal property or fixtures together with the benefit of any deposits or payments now or hereafter made on such personal property or fixtures by the Mortgagor or on its behalf (the “Improvements”);

     (c) All easements, rights of way, gores of real estate, streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, and all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments and appurtenances whatsoever, in any way now or hereafter belonging, relating or appertaining to the Real Estate, and the reversions, remainders, rents, issues and profits thereof, and all the estate, right, title, interest, property, possession, claim and demand whatsoever, at law as well as in equity, of the Mortgagor of, in and to the same;
     (d) All rents, revenues, issues, profits, proceeds, income, royalties, Letter of Credit Rights (as defined in the Uniform Commercial Code of the State in which the Premises are located (the “Code”) in effect from time to time), escrows, security deposits, impounds, reserves, tax refunds and other rights to monies from the Premises and/or the businesses and operations conducted by the Mortgagor thereon, to be applied against the Indebtedness (as hereinafter defined); provided, however, that the Mortgagor, so long as no Event of Default (as hereinafter defined) has occurred hereunder, may collect and retain rent as it becomes due (but not more than one (1) month in advance thereof), revenues, issues, profits, proceeds, income, royalties, Letter of Credit Rights, escrows, security deposits, impounds, reserves, tax refunds and other rights to monies from the Premises and/or the businesses and operations conducted by the Mortgagor thereon;
     (e) All interest of the Mortgagor in all leases now or hereafter on the Premises, whether written or oral (each, a “Lease”, and collectively, the “Leases”), together with all security therefor and all monies payable thereunder, including, without limitation, all rights and claims for damage against tenants arising out of defaults under the Leases, including rights to termination fees and compensation with respect to rejected Leases pursuant to Section 365(a) of the Federal Bankruptcy Code or any replacement Section thereof, and all tenant improvements and fixtures located on the Premises, subject, however, to the conditional permission hereinabove given to the Mortgagor to collect the rentals under any such Lease;
     (f) All fixtures and articles of personal property now or hereafter owned by the Mortgagor and forming a part of or used in connection with the Real Estate or the Improvements, including, but without limitation, any and all air conditioners, antennae, appliances, apparatus, awnings, basins, bathtubs, bidets, boilers, bookcases, cabinets, carpets, computer hardware and software used in the operation of the Premises, coolers, curtains, dehumidifiers, disposals, doors, drapes, dryers, ducts, dynamos, elevators, engines, equipment, escalators, exercise equipment, fans, fittings, floor coverings, furnaces, furnishings, furniture, hardware, heaters, humidifiers, incinerators, lighting, machinery, motors, ovens, pipes, plumbing, pumps, radiators, ranges, recreational facilities, refrigerators, screens, security systems, shades, shelving, sinks, sprinklers, stokers, stoves, toilets, ventilators, wall coverings, washers, windows, window coverings, wiring, and all renewals or replacements thereof or articles in substitution therefor, whether or not the same are or shall be attached to the Real Estate or the Improvements in any manner; it being mutually agreed that all of the aforesaid property owned by the Mortgagor and placed on the Real Estate or the Improvements, so far as permitted by law, shall be deemed to be fixtures, a part of the realty, and security for the Indebtedness; notwithstanding the agreement hereinabove expressed that certain articles of property form a part of the realty covered by this Mortgage and be appropriated to its use and deemed to be realty, to the extent that such agreement and declaration may not be effective and that any of said articles may constitute Goods (as defined in the Code), this instrument shall constitute a security agreement, creating a security interest in such goods, as collateral, in the Mortgagee, as a Secured Party, and the Mortgagor, as Debtor, all in accordance with the Code;
     (g) All of the Mortgagor’s interests in General Intangibles, including Payment Intangibles and Software (each as defined in the Code) now owned or hereafter acquired and related to the Premises, including, without limitation, all of the Mortgagor’s right, title and interest in and to: (i) all agreements, licenses, permits and contracts to which the Mortgagor is or may become a party and which relate to the Premises; (ii) all obligations and indebtedness owed to the Mortgagor thereunder; (iii) all intellectual property related to the Premises; and (iv) all choses in action and causes of action relating to the Premises;
     (h) All of the Mortgagor’s accounts now owned or hereafter created or acquired as relate to the Premises and/or the businesses and operations conducted thereon, including, without limitation, all of the following now owned or hereafter created or acquired by the Mortgagor: (i) Accounts (as defined in the Code), contract rights book debts, notes, drafts, and other obligations or indebtedness owing to the Mortgagor arising from the sale, lease or exchange of goods or other property and/or the performance of services; (ii) the Mortgagor’s rights in, to and under all purchase orders for goods, services or other property; (iii) the Mortgagor’s rights to any goods, services or other property represented by any of the foregoing; (iv) monies due or to become due to the Mortgagor under all contracts for the sale, lease or exchange of goods or other property and/or the performance of services including the right to payment of any interest or finance charges in respect thereto (whether or not yet earned by performance on the part of the Mortgagor); (v) Securities, Investment Property, Financial Assets and Securities Entitlements (each as defined in the Code); (vi) proceeds of any of the foregoing and all collateral security and guaranties of any kind given by any person or entity with respect to any of the foregoing; and (vii) all warranties, guarantees, permits and licenses in favor of the Mortgagor with respect to the Premises; and
     (i) All proceeds of the foregoing, including, without limitation, all judgments, awards of damages and settlements hereafter made resulting from condemnation proceeds or the taking of the Premises or any portion thereof under the power of eminent domain, any proceeds of any policies of insurance, maintained with respect to the Premises or proceeds of any sale, option or contract to sell the Premises or any portion thereof.
     TO HAVE AND TO HOLD the Premises, unto the Mortgagee, its successors and assigns, forever, for the purposes and upon the terms, provisions and conditions herein set forth.
     FOR THE PURPOSE OF SECURING (collectively, the “Indebtedness”): (i) the payment of the principal and premium, if any, of and interest on the Notes as and when the same become due and payable (whether by lapse of time, acceleration or otherwise) and all advances now or hereafter made thereon, (ii) the payment of all sums due or owing with respect to the [Hedging Liability] and the Funds Transfer and Deposit Account Liability, (iii) the payment and performance of all obligations arising under any applications executed by the Mortgagor in connection with any of the Letters of Credit, including the obligation of the Mortgagor to reimburse the Lenders for any draws under the Letters of Credit, (iv) the payment of all other indebtedness, obligations and liabilities that this Mortgage secures pursuant to any of its terms, and (v) the performance and observance of the covenants, conditions, agreements, representations, warranties and other liabilities and obligations of the Mortgagor that are evidenced or secured by or otherwise provided in the Notes, this Mortgage and any and all other mortgages, security agreements, assignments of leases and rents, guaranties, letters of credit and any other documents and instruments now or hereafter executed by any Borrower or any party related thereto or affiliated therewith to evidence, secure or guarantee the payment of all or any portion of the Loan and such other indebtedness as may be evidenced from time to time by or under the Notes and any and all renewals, extensions, amendments and replacements of this Mortgage, the Notes, the Credit Agreement and any such other documents and instruments (the Notes, the Credit Agreement, this Mortgage, such other mortgages, security agreements, assignments of leases and rents, guaranties, letters of credit, and any other documents and instruments now or hereafter executed and delivered in connection with the Loan, and any and all amendments, renewals, extensions and replacements hereof and thereof, being sometimes referred to collectively as the “Loan Documents” and individually as a “Loan Document”).
     PROVIDED NEVERTHELESS, that if the Mortgagor, the Mortgagor’s administrators, representatives, successors or assigns, shall pay to the Mortgagee, its successors or assigns, the Indebtedness, according to the terms of the Loan Documents of even date herewith, the terms and conditions of which are incorporated herein by reference and made a part hereof, together with any extensions or renewals thereof, due and payable with interest thereon at the variable rate set forth therein, executed by the Mortgagor and payable to the Mortgagee, the balance of said principal sum together with interest thereon being due and payable in any event on the Maturity Date, and shall repay to the Mortgagee, its successors or assigns, at the times demanded and with interest thereon at the same rates as specified in the Loan Documents, all sums advanced in protecting the lien of this Mortgage, including taxes, assessments, charges, claims, fines, impositions, insurance premiums, amounts due upon prior or superior mortgages and other prior or superior liens, encumbrances and interests, and legal expenses and reasonable attorney’s fees and all sums advanced for any other purpose authorized herein, and shall keep and perform all of the covenants and agreements herein contained, then this Mortgage shall become null and void, and shall be released at the Mortgagor’s expense.
IT IS FURTHER UNDERSTOOD AND AGREED THAT:
1.	Title.
     The Mortgagor represents, warrants and covenants that (a) the Mortgagor is the holder of the fee simple title to the Premises, free and clear of all liens and encumbrances, except those liens and encumbrances in favor of the Mortgagee and those other exceptions set forth in that certain commitment for mortgagee’s title insurance order number 212400 issued in connection herewith by Commonwealth Land Title Insurance Company (collectively, the “Permitted Exceptions”); and (b) the Mortgagor has legal power and authority to mortgage and convey the Premises.

2.	Maintenance, Repair, Restoration, Prior Liens, Parking.
     The Mortgagor covenants that, so long as any portion of the Indebtedness remains unpaid, the Mortgagor will:
     (a) promptly repair, restore or rebuild any Improvements now or hereafter on the Premises which may become damaged or be destroyed to a condition substantially similar to the condition immediately prior to such damage or destruction, whether or not proceeds of insurance are available or sufficient for the purpose, unless otherwise permitted by the Mortgagee in its reasonable credit judgment;
     (b) keep the Premises in good condition and repair (ordinary wear and tear excepted), without waste, and free from mechanics’, materialmen’s or like liens or claims or other liens or claims for lien (subject to the Mortgagor’s right to contest liens as permitted by the terms of Section 26 hereof), other than Permitted Liens (as defined in the Credit Agreement) and the Permitted Exceptions;
     (c) pay when due the Indebtedness in accordance with the terms of the Notes and the other Loan Documents and duly perform and observe all of the terms, covenants and conditions to be observed and performed by the Mortgagor under the Notes, this Mortgage and the other Loan Documents;
     (d) pay when due any indebtedness which may be secured by a Permitted Lien or charge on the Premises on a parity with, superior to or inferior to the lien hereof, and upon request exhibit satisfactory evidence of the discharge of such lien to the Mortgagee (subject to the Mortgagor’s right to contest liens as permitted by the terms of Section 26 hereof);
     (e) complete within a reasonable time any Improvements now or at any time in the process of erection upon the Premises;
     (f) comply with all requirements of law, municipal ordinances or restrictions and covenants of record with respect to the Premises and the use thereof;
     (g) obtain and maintain in full force and effect, and abide by and satisfy the material terms and conditions of, all material permits, licenses, registrations and other authorizations with or granted by any governmental authorities that may be required from time to time with respect to the performance of its obligations under this Mortgage;
     (h) except for the existing construction project begun in May 2006, make no material alterations in the Premises or demolish any portion of the Premises without the Mortgagee’s prior written consent (which consent shall not be unreasonably withheld or delayed), except as required by law or municipal ordinance and except as provided in the Credit Agreement;

     (i) suffer or permit no change in the use or general nature of the occupancy of the Premises, without the Mortgagee’s prior written consent (which consent shall not be unreasonably withheld or delayed);
     (j) not initiate or acquiesce in any zoning reclassification with respect to the Premises, without the Mortgagee’s prior written consent (which consent shall not be unreasonably withheld or delayed);
     (k) provide and thereafter maintain adequate parking areas within the Premises as may be required by law, ordinance or regulation (whichever may be greater), together with any sidewalks, aisles, streets, driveways and sidewalk cuts and sufficient paved areas for ingress, egress and right-of-way to and from the adjacent public thoroughfares necessary or desirable for the use thereof; and
     (l) shall comply, and shall cause the Premises at all times to be operated in compliance, with all applicable federal, state, local and municipal environmental, health and safety laws, statutes, ordinances, rules and regulations (except such non-compliance that could not, if enforced in accordance with applicable law, reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect (as defined in the Credit Agreement)), including, without limitation, Mortgagor shall (i) ensure, and cause each of its subsidiaries to ensure, that no person who owns twenty percent (20.00%) or more of the equity interests in the Mortgagor, or otherwise controls the Mortgagor or any of its subsidiaries is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (iii) comply, and cause each of its subsidiaries to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.
3.	Payment of Taxes and Assessments.
     The Mortgagor will pay when due and before any penalty attaches, all general and special taxes, assessments, water charges, sewer charges, and other fees, taxes, charges and assessments of every kind and nature whatsoever (all herein generally called “Taxes”), whether or not assessed against the Mortgagor, if applicable to the Premises or any interest therein, or the Indebtedness, or any obligation or agreement secured hereby, subject to the Mortgagor’s right to contest the same, as provided by the terms hereof; and the Mortgagor will, upon written request, furnish to the Mortgagee duplicate receipts therefor within ten (10) days after the Mortgagee’s request.
4.	Tax Deposits.
     Upon the occurrence of an Event of Default, and at the Mortgagee’s option, the Mortgagor shall deposit with the Mortgagee, on the first day of each month until the Indebtedness is fully paid, a sum equal to one-twelfth (1/12th) of one hundred five percent

(105.00%) of the most recent ascertainable annual Taxes on the Premises. If requested by the Mortgagee, the Mortgagor shall also deposit with the Mortgagee an amount of money which, together with the aggregate of the monthly deposits to be made pursuant to the preceding sentence as of one month prior to the date on which the next installment of annual Taxes for the current calendar year become due, shall be sufficient to pay in full such installment of annual Taxes, as estimated by the Mortgagee. Such deposits are to be held without any allowance of interest and are to be used for the payment of Taxes next due and payable when they become due. If the funds so deposited are insufficient to pay any such Taxes for any year (or installments thereof, as applicable) when the same shall become due and payable, the Mortgagor shall, within ten (10) days after receipt of written demand therefor, deposit additional funds as may be necessary to pay such Taxes in full. If the funds so deposited exceed the amount required to pay such Taxes for any year, the excess shall be applied toward subsequent deposits. Said deposits need not be kept separate and apart from any other funds of the Mortgagee. The Mortgagee, in making any payment hereby authorized relating to Taxes, may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.
5.	Mortgagee’s Interest In and Use of Deposits.
     Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may, at its option, apply any monies at the time on deposit pursuant to Section 4 hereof to cure an Event of Default or to pay any of the Indebtedness in such order and manner as the Mortgagee may elect. If such deposits are used to cure an Event of Default or pay any of the Indebtedness, the Mortgagor shall immediately, upon demand by the Mortgagee, deposit with the Mortgagee an amount equal to the amount expended by the Mortgagor from the deposits. When the Indebtedness has been fully paid, any remaining deposits shall be returned to the Mortgagor. Such deposits are hereby pledged as additional security for the Indebtedness and shall not be subject to the direction or control of the Mortgagor. The Mortgagee shall not be liable for any failure to apply to the payment of Taxes any amount so deposited unless the Mortgagor, prior to an Event of Default, shall have requested the Mortgagee in writing to make application of such funds to the payment of such amounts, accompanied by the bills for such Taxes. The Mortgagee shall not be liable for any act or omission taken in good faith or pursuant to the instruction of any party.
6.	Insurance.
     (a) The Mortgagor shall at all times keep all buildings, improvements, fixtures and articles of personal property now or hereafter situated on the Premises insured against loss or damage by fire and such other hazards as may reasonably be required by the Mortgagee, in accordance with the terms, coverages and provisions described in and required by the Credit Agreement. Unless the Mortgagor provides the Mortgagee evidence of the insurance coverages required hereunder, the Mortgagee may purchase insurance at the Mortgagor’s expense to cover the Mortgagee’s interest in the Premises. The insurance may, but need not, protect the Mortgagor’s interest. The coverages that the Mortgagee purchases may not pay any claim that the Mortgagor makes or any claim that is made against the Mortgagor in connection with the

Premises. The Mortgagor may later cancel any insurance purchased by the Mortgagee, but only after providing the Mortgagee with evidence that the Mortgagor has obtained insurance as required by this Mortgage. If the Mortgagee purchases insurance for the Premises, the Mortgagor will be responsible for the costs of such insurance, including, without limitation, interest and any other charges which the Mortgagee may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Indebtedness. The cost of the insurance may be more than the cost of insurance the Mortgagor may be able to obtain on its own.
     (b) The Mortgagor shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained hereunder unless the Mortgagee is included thereon as the loss payee or an additional insured as applicable, under a standard mortgage clause acceptable to the Mortgagee and such separate insurance is otherwise acceptable to the Mortgagee.
     (i) In the event of loss, all insurance proceeds arising therefrom shall be applied as set forth in Section 2.14(b) of the Credit Agreement.
7.	Condemnation.
     If all or any part of the Premises are damaged, taken or acquired, either temporarily or permanently, in any condemnation proceeding, or by exercise of the right of eminent domain, the amount of any award or other payment for such taking or damages made in consideration thereof shall be applied as set forth in Section 2.14(b) of the Credit Agreement.
8.	Stamp Tax.
     If, by the laws of the United States of America, or of any state or political subdivision having jurisdiction over the Mortgagor, any tax is due or becomes due in respect of the execution and delivery of this Mortgage, the Notes or any of the other Loan Documents, the Mortgagor shall pay such tax in the manner required by any such law. The Mortgagor further agrees to reimburse the Mortgagee for any sums which the Mortgagee may expend by reason of the imposition of any such tax. Notwithstanding the foregoing, the Mortgagor shall not be required to pay any income or franchise taxes of the Mortgagee.
9.	Rents and Leases.
     (a) The Mortgagor hereby represents and warrants to the Mortgagee that: (i) the Mortgagor is the landlord under all Leases; (ii) there is no other existing assignment of the Mortgagor’s entire or any part of its interest in or to any of the Leases, or any of the rents, issues, income or profits assigned hereunder, nor has the Mortgagor entered into any agreement to subordinate any of the Leases or the Mortgagor’s right to receive any of the rents, issues, income or profits assigned hereunder; (c) the Mortgagor has not executed any instrument or performed any act which may prevent the Mortgagee from operating under any of the terms and provisions hereof or which would limit the Mortgagee in such operation; and (iv) there are no defaults by the landlord and, to the Mortgagor’s knowledge, there are no material defaults by tenants under any Leases.

     (b) The Mortgagor covenants and agrees that it shall: (i) not lease any portion of the Premises unless the Mortgagor obtains the Mortgagee’s prior written consent to all aspects of such lease (which consent shall not be unreasonably withheld or delayed); and (ii) observe and perform all of the covenants, terms, conditions and agreements contained in the Leases to be observed or performed by the landlord thereunder, and the Mortgagor shall not do or suffer to be done anything to impair the security thereof.
     (c) The Mortgagor shall not (i) release the liability of any tenant under any Lease, (ii) consent to any tenant’s withholding of rent or making monetary advances and off-setting the same against future rentals, (iii) consent to any tenant’s claim of a total or partial eviction, (iv) consent to a tenant termination or cancellation of any Lease, except as specifically provided therein, or (v) enter into any oral leases with respect to all or any portion of the Premises.
     (d) The Mortgagor shall not: (i) collect any of the rents, issues, income or profits assigned hereunder more than thirty days in advance of the time when the same shall become due, except for security or similar deposits; (ii) make any other assignment of its entire or any part of its interest in or to any or all Leases, or any or all rents, issues, income or profits assigned hereunder, except as specifically permitted by the Loan Documents; (iii) modify the terms and provisions of any Lease, nor shall the Mortgagor give any consent (including, but not limited to, any consent to any assignment of, or subletting under, any Lease, except as expressly permitted thereby) or approval, required or permitted by such terms and provisions or cancel or terminate any Lease, without the Mortgagee’s prior written consent (which consent shall not be unreasonably withheld or delayed); (iv) accept a surrender of any Lease or convey or transfer, or suffer or permit a conveyance or transfer, of the premises demised under any Lease or of any interest in any Lease so as to effect, directly or indirectly, proximately or remotely, a merger of the estates and rights of, or a termination or diminution of the obligations of, any tenant thereunder, it being understood that any termination fees payable under a Lease for the early termination or surrender thereof shall be paid jointly to the Mortgagor and the Mortgagee (v) alter, modify or change the terms of any guaranty of any Lease, or cancel or terminate any such guaranty or do or permit to be done anything which would terminate any such guaranty as a matter of law; (vi) waive or excuse the obligation to pay rent under any Lease.
     (e) The Mortgagor shall, at its sole cost and expense: (i) appear in and defend any and all actions and proceedings arising under, relating to or in any manner connected with any Lease or the obligations, duties or liabilities of the lessor or any tenant or guarantor thereunder, and shall pay all costs and expenses of the Mortgagee, including court costs and reasonable attorneys’ fees, in any such action or proceeding in which the Mortgagee may appear through no fault of the Mortgagee; (ii) give prompt notice to the Mortgagee of any notice of any default by the lessor under any Lease received from any tenant or guarantor thereunder; (iii) enforce the observance and performance of each covenant, term, condition and agreement contained in each Lease to be observed and performed by the tenants and guarantors thereunder and shall immediately notify the Mortgagee of any material breach by the tenant or guarantor under any such Lease.

     (f) The Mortgagor shall not permit any of the Leases to become subordinate to any lien or liens other than liens securing the indebtedness secured hereby or liens for general real estate taxes not delinquent.
     (g) The Mortgagor shall not execute hereafter any Lease unless there shall be included therein a provision providing that the tenant thereunder acknowledges that such Lease has been assigned pursuant to this Mortgage and agrees not to look to the Mortgagee as mortgagee, mortgagee in possession or successor in title to the Premises for accountability for any security deposit required by lessor under such Lease unless such sums have actually been received in cash by the Mortgagee as security for tenant’s performance under such Lease.
     (h) If any tenant under any Lease is or becomes the subject of any proceeding under the Federal Bankruptcy Code, as amended from time to time, or any other federal, state or local statute which provides for the possible termination or rejection of the Leases assigned hereby, the Mortgagor covenants and agrees that if any such Lease is so terminated or rejected, no settlement for damages shall be made without the prior written consent of the Mortgagee, and any check in payment of damages for termination or rejection of any such Lease will be made payable both to the Mortgagor and the Mortgagee. The Mortgagor hereby assigns any such payment to the Mortgagee and further covenants and agrees that upon the request of the Mortgagee, it will duly endorse to the order of the Mortgagee any such check.
10.	Effect of Extensions of Time and Other Changes.
     If the payment of the Indebtedness or any part thereof is extended or varied, if any part of any security for the payment of the Indebtedness is released, if the rate of interest charged under the Notes is changed or if the time for payment thereof is extended or varied, all persons now or at any time hereafter liable therefor, or interested in the Premises or having an interest in the Mortgagor, shall be held to assent to such extension, variation, release or change and their liability and the lien and all of the provisions hereof shall continue in full force, any right of recourse against all such persons being expressly reserved by the Mortgagee, notwithstanding such extension, variation, release or change.
11.	Effect of Changes in Laws Regarding Taxation.
     If any law is enacted after the date hereof requiring (a) the deduction of any lien on the Premises from the value thereof for the purpose of taxation or (b) the imposition upon the Mortgagee of the payment of the whole or any part of the Taxes, charges or liens herein required to be paid by the Mortgagor, or (c) a change in the method of taxation of mortgages or debts secured by mortgages or the Mortgagee’s interest in the Premises, or the manner of collection of taxes, so as to affect this Mortgage or the Indebtedness or the holders thereof, then the Mortgagor, upon demand by the Mortgagee, shall pay such Taxes or charges, or reimburse the Mortgagee therefor; provided, however, that the Mortgagor shall not be deemed to be required to pay any income or franchise taxes of the Mortgagee.
12.	Mortgagee’s Performance of Defaulted Acts and Expenses Incurred by Mortgagee.

     If an Event of Default has occurred, the Mortgagee may, but need not, make any payment or perform any act herein required of the Mortgagor in any form and manner deemed expedient by the Mortgagee, and may, but need not, make full or partial payments of principal or interest on prior encumbrances, if any, and purchase, discharge, compromise or settle any tax lien or other prior lien or title or claim thereof, or redeem from any tax sale or forfeiture affecting the Premises or consent to any tax or assessment or cure any default of the Mortgagor in any lease of the Premises. All monies paid for any of the purposes herein authorized and all expenses paid or incurred in connection therewith, including reasonable attorneys’ fees, and any other monies advanced by the Mortgagee in regard to any tax referred to in Section 8 above or to protect the Premises or the lien hereof, shall be so much additional Indebtedness, and shall become immediately due and payable by the Mortgagor to the Mortgagee, upon demand, and with interest thereon accruing from the date of such demand until paid at the rate of interest payable during the continuance of an Event of Default pursuant to the Credit Agreement (the “Default Rate”). In addition to the foregoing, any costs, expenses and fees, including reasonable attorneys’ fees, incurred by the Mortgagee in connection with (a) sustaining the lien of this Mortgage or its priority, (b) protecting or enforcing any of the Mortgagee’s rights hereunder, (c) recovering any Indebtedness, (d) any litigation or proceedings affecting the Notes, this Mortgage, any of the other Loan Documents or the Premises, including without limitation, bankruptcy and probate proceedings, or (e) preparing for the commencement, defense or participation in any threatened litigation or proceeding affecting the Notes, this Mortgage, any of the other Loan Documents or the Premises that is instituted without the fault of the Mortgagee, shall be so much additional Indebtedness, and shall become immediately due and payable by the Mortgagor to the Mortgagee, upon demand, and with interest thereon accruing from the date of such demand until paid at the Default Rate. The interest accruing under this section shall be immediately due and payable by the Mortgagor to the Mortgagee, and shall be additional Indebtedness evidenced by the Notes and secured by this Mortgage. The Mortgagee’s failure to act shall never be considered as a waiver of any right accruing to the Mortgagee on account of any Event of Default. Should any amount paid out or advanced by the Mortgagee hereunder, or pursuant to any agreement executed by the Mortgagor in connection with the Loan, be used directly or indirectly to pay off, discharge or satisfy, in whole or in part, any lien or encumbrance upon the Premises or any part thereof, then the Mortgagee shall be subrogated to any and all rights, equal or superior titles, liens and equities, owned or claimed by any owner or holder of said outstanding liens, charges and indebtedness, regardless of whether said liens, charges and indebtedness are acquired by assignment or have been released of record by the holder thereof upon payment.
13.	Security Agreement.
     The Mortgagor and the Mortgagee agree that this Mortgage shall constitute a Security Agreement within the meaning of the Code with respect to the Mortgagor’s right, title and interest in and to (a) all sums at any time on deposit for the benefit of the Mortgagor or held by the Mortgagee (whether deposited by or on behalf of the Mortgagor or anyone else) pursuant to any of the provisions of this Mortgage or the other Loan Documents, and (b) with respect to any personal property included in the granting clauses of this Mortgage, which personal property may not be deemed to be affixed to the Premises or may not constitute a “Fixture” (within the meaning of Section 9-102(41) of the Code and which property is hereinafter referred to as “Personal Property”), and all replacements of, substitutions for, additions to, and the proceeds thereof, and the “Supporting Obligations” (as defined in the Code) (all of said Personal Property and the replacements, substitutions and additions thereto and the proceeds thereof being sometimes hereinafter collectively referred to as “Collateral”), and that a security interest in and to the Collateral is hereby granted to the Mortgagee, and the Collateral and all of the Mortgagor’s right, title and interest therein are hereby assigned to the Mortgagee, all to secure payment of the Indebtedness. All of the provisions contained in this Mortgage pertain and apply to the Collateral as fully and to the same extent as to any other property comprising the Premises; and the following provisions of this section shall not limit the applicability of any other provision of this Mortgage but shall be in addition thereto:
     (a) The Mortgagor (being the Debtor as that term is used in the Code) is and will be the true and lawful owner of the Collateral, subject to no liens, charges or encumbrances other than the lien hereof, other liens and encumbrances benefiting the Mortgagee and no other party, and liens and encumbrances, if any, expressly permitted by the other Loan Documents.
     (b) The Collateral is to be used by the Mortgagor solely for business purposes.
     (c) The Collateral will be kept at the Real Estate and, except for Obsolete Collateral (as hereinafter defined), will not be removed therefrom without the consent of the Mortgagee (being the Secured Party as that term is used in the Code). The Collateral may be affixed to the Real Estate but will not be affixed to any other real estate.
     (d) The only persons having any interest in the Premises are the Mortgagor, the Mortgagee and holders of interests, if any, expressly permitted hereby.
     (e) No Financing Statement (other than Financing Statements showing the Mortgagee as the sole secured party, or with respect to Permitted Liens or liens or encumbrances, if any, expressly permitted hereby) covering any of the Collateral or any proceeds thereof is on file in any public office except pursuant hereto or the Credit Agreement; and the Mortgagor, at its own cost and expense, upon demand, will furnish to the Mortgagee such further information and will execute and deliver to the Mortgagee such financing statements and other documents in form reasonably satisfactory to the Mortgagee and will do all such acts as the Mortgagee may request at any time or from time to time or as may be necessary or appropriate to establish and maintain a perfected security interest in the Collateral as security for the Indebtedness, subject to no other liens or encumbrances, other than liens or encumbrances benefiting the Mortgagee and no other party, and liens and encumbrances (if any) expressly permitted hereby; and the Mortgagor will pay the cost of filing or recording such financing statements or other documents, and this instrument, in all public offices wherever filing or recording is deemed by the Mortgagee to be desirable. The Mortgagor hereby irrevocably authorizes the Mortgagee at any time, and from time to time, to file in any jurisdiction any initial financing statements and amendments thereto, without the signature of the Mortgagor that (i) indicate the Collateral (A) is comprised of all assets of the Mortgagor or words of similar effect, regardless of whether any particular asset comprising a part of the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed, or (B) as being of an equal or lesser scope or within greater detail as the grant of the security interest set forth herein, and (ii) contain any other information required by Section 5 of Article 9 of the Uniform Commercial Code of the jurisdiction wherein such financing statement or amendment is filed regarding the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether the Mortgagor is an organization, the type of organization and any organizational identification number issued to the Mortgagor, and (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of the real property to which the Collateral relates. The Mortgagor agrees to furnish any such information to the Mortgagee promptly upon request. The Mortgagor further ratifies and affirms its authorization for any financing statements and/or amendments thereto, executed and filed by the Mortgagee in any jurisdiction prior to the date of this Mortgage. In addition, the Mortgagor shall make appropriate entries on its books and records disclosing the Mortgagee’s security interests in the Collateral.
     (f) Upon an Event of Default hereunder, the Mortgagee shall, to the extent permitted by applicable law, have the remedies of a secured party under the Code, including, without limitation, the right to take immediate and exclusive possession of the Collateral, or any part thereof, and for that purpose, so far as the Mortgagor can give authority therefor, with or without judicial process, may enter (if this can be done without breach of the peace) upon any place which the Collateral or any part thereof may be situated and remove the same therefrom (provided that if the Collateral is affixed to real estate, such removal shall be subject to the conditions stated in the Code); and the Mortgagee shall be entitled to hold, maintain, preserve and prepare the Collateral for sale, until disposed of, or may propose to retain the Collateral subject to the Mortgagor’s right of redemption in satisfaction of the Mortgagor’s obligations, as provided in the Code. The Mortgagee may render the Collateral unusable without removal and may dispose of the Collateral on the Premises. The Mortgagee may require the Mortgagor to assemble the Collateral and make it available to the Mortgagee for its possession at a place to be designated by the Mortgagee which is reasonably convenient to both parties. The Mortgagee will give the Mortgagor at least ten (10) days notice of the time and place of any public sale of the Collateral or of the time after which any private sale or any other intended disposition thereof is made. The requirements of reasonable notice shall be met if such notice is mailed, by certified United States mail or equivalent, postage prepaid, to the address of the Mortgagor hereinafter set forth at least ten (10) days before the time of the sale or disposition. The Mortgagee may buy at any public sale. The Mortgagee may buy at private sale if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations. Any such sale may be held in conjunction with any foreclosure sale of the Premises. If the Mortgagee so elects, the Premises and the Collateral may be sold as one lot. The net proceeds realized upon any such disposition, after deduction for the expenses of retaking, holding, preparing for sale, selling and the reasonable attorneys’ fees and legal expenses incurred by the Mortgagee, shall be applied against the Indebtedness in such order or manner as the Mortgagee shall select. The Mortgagee will account to the Mortgagor for any surplus realized on such disposition.
     (g) The terms and provisions contained in this section, unless otherwise defined herein or the context otherwise requires, shall have the meanings and be construed as provided in the Code.
     (h) This Mortgage is intended to be a financing statement within the purview of Section 9-502(b) of the Code with respect to the Collateral and the goods described herein, which goods are or may become fixtures relating to the Premises. The addresses of the Mortgagor (Debtor) and the Mortgagee (Secured Party) are hereinbelow set forth. This Mortgage is to be filed for recording with the appropriate recording offices of the county or counties where the Premises are located. The Mortgagor is the record owner of the Premises.
     (i) To the extent permitted by applicable law, the security interest created hereby is specifically intended to cover all Leases between the Mortgagor or its agents as lessor, and various tenants named therein, as lessee, including all extended terms and all extensions and renewals of the terms thereof, as well as any amendments to or replacement of said Leases, together with all of the right, title and interest of the Mortgagor, as lessor thereunder.
     (j) The Mortgagor represents and warrants that: (i) the Mortgagor is the record owner of the Premises; (ii) the Mortgagor’s chief executive office is located in the State of Minnesota; (iii) the Mortgagor’s state of formation is the State of Delaware; (iv) the Mortgagor’s exact legal name is as set forth on Page 1 of this Mortgage; and (v) the Mortgagor’s organizational identification number is 2922261.
     (k) The Mortgagor hereby agrees that: (i) where Collateral is in possession of a third party, the Mortgagor will join with the Mortgagee in notifying the third party of the Mortgagee’s interest and obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of the Mortgagee; (ii) the Mortgagor will cooperate with the Mortgagee in obtaining control with respect to Collateral consisting of: deposit accounts, investment property, letter of credit rights and electronic chattel paper; and (iii) until the Indebtedness is paid in full, Mortgagor will not change the state where it is located or change its name or form of organization without giving the Mortgagee at least thirty (30) days prior written notice in each instance.
14.	Restrictions on Transfer.
     (a) The Mortgagor, without the prior written consent of the Mortgagee (which consent shall not be unreasonably withheld or delayed), shall not effect, suffer or permit any Prohibited Transfer (as defined herein). Any conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest or other encumbrance or alienation (or any agreement to do any of the foregoing) of any of the following properties or interests shall constitute a “Prohibited Transfer”:

     (i) The Premises or any part thereof or interest therein, excepting only sales or other dispositions of Collateral (“Obsolete Collateral”) no longer useful or necessary in connection with the operation of the Premises, provided that prior to the sale or other disposition thereof, such Obsolete Collateral has been replaced by Collateral of at least equal value and utility which is subject to the lien hereof with the same priority as with respect to the Obsolete Collateral unless such Obsolete Collateral is no longer needed in connection with the operation of the Premises; or
     (ii) If there shall be any Change of Control (as defined in the Credit Agreement);
in each case whether any such conveyance, sale, assignment, transfer, lien, pledge, mortgage, security interest, encumbrance or alienation is effected directly, indirectly (including the nominee agreement), voluntarily or involuntarily, by operation of law or otherwise; provided, however, that the foregoing provisions of this section shall not apply (i) to liens securing the Indebtedness, (ii) to the lien of current taxes and assessments not in default, (iii) to any transfers of the Premises, or part thereof, or interest therein, or any beneficial interests, or shares of stock or partnership or joint venture interests, as the case may be, by or on behalf of an owner thereof who is deceased or declared judicially incompetent, to such owner’s heirs, legatees, devisees, executors, administrators, estate or personal representatives, or (iv) to leases permitted by the terms of the Loan Documents, if any.
     (b) In determining whether or not to make the Loan, the Mortgagee evaluated the background and experience of the Mortgagor and its directors, officers and equity holders in owning and operating property such as the Premises, found it acceptable and relied and continues to rely upon same as the means of maintaining the value of the Premises which is the Mortgagee’s security for the Notes. The Mortgagor and its directors, officers and equity holders are well experienced in borrowing money and owning and operating property such as the Premises, were ably represented by a licensed attorney at law in the negotiation and documentation of the Loan and bargained at arm’s length and without duress of any kind for all of the terms and conditions of the Loan, including this provision. The Mortgagor recognizes that the Mortgagee is entitled to keep its loan portfolio at current interest rates by either making new loans at such rates or collecting assumption fees and/or increasing the interest rate on a loan, the security for which is purchased by a party other than the original Mortgagor. The Mortgagor further recognizes that any secondary junior financing placed upon the Premises (i) may divert funds which would otherwise be used to pay the Notes; (ii) could result in acceleration and foreclosure by any such junior encumbrancer which would force the Mortgagee to take measures and incur expenses to protect its security; (iii) would detract from the value of the Premises should the Mortgagee come into possession thereof with the intention of selling same; and (iv) would impair the Mortgagee’s right to accept a deed in lieu of foreclosure, as a foreclosure by the Mortgagee would be necessary to clear the title to the Premises. In accordance with the foregoing and for the purposes of (a) protecting the Mortgagee’s security, both of repayment and of value of the Premises; (b) giving the Mortgagee the full benefit of its bargain and contract with the Mortgagor; (c) allowing the Mortgagee to raise the interest rate and collect assumption fees; and (d) keeping the Premises free of subordinate financing liens, the Mortgagor agrees that if this section is deemed a restraint on alienation, that it is a reasonable one.
15.	Events of Default; Acceleration.
     Each of the following shall constitute an “Event of Default” for purposes of this Mortgage:
     (a) The Mortgagor fails to pay (i) any installment of principal payable pursuant to the terms of the Notes, or (ii) any other amount payable to Mortgagee under the Notes, including, without limitation, interest payable pursuant to the terms of the Notes, this Mortgage or any of the other Loan Documents when any such payment is due in accordance with the terms hereof or thereof;
     (b) The Mortgagor fails to perform or cause to be performed any other obligation or observe any other condition, covenant, term, agreement or provision required to be performed or observed by the Mortgagor under the Notes, this Mortgage or any of the other Loan Documents; provided, however, that if such failure by its nature can be cured, then so long as the continued operation and safety of the Premises, and the priority, validity and enforceability of the liens created by the Mortgage or any of the other Loan Documents and the value of the Premises are not impaired, threatened or jeopardized, then the Mortgagor shall have a period (the “Cure Period”) of thirty (30) days after the Mortgagor receives written notice of such failure to cure the same and an Event of Default shall not be deemed to exist during the Cure Period, provided further that if the Mortgagor commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for thirty (30) additional days, but in no event shall the Cure Period be longer than sixty (60) days in the aggregate;
     (c) the existence of any inaccuracy or untruth in any material respect in any certification, representation or warranty contained in this Mortgage or any of the other Loan Documents or of any statement or certification as to facts delivered to the Mortgagee by the Mortgagor;
     (d) The Mortgagor files a voluntary petition in bankruptcy or is adjudicated a bankrupt or insolvent or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal, state, or other statute or law, or seeks or consents to or acquiesces in the appointment of any trustee, receiver or similar officer of the Mortgagor or of all or any substantial part of the property of the Mortgagor, the Premises or all or a substantial part of the assets of the Mortgagor are attached, seized, subjected to a writ or distress warrant or are levied upon unless the same is released or located within sixty (60) days;

     (e) the commencement of any involuntary petition in bankruptcy against the Mortgagor, or the institution against the Mortgagor of any reorganization, arrangement, composition, readjustment, dissolution, liquidation or similar proceedings under any present or future federal, state or other statute or law, or the appointment of a receiver, trustee or similar officer for all or any substantial part of the property of the Mortgagor or any of the other Borrower that shall remain undismissed or undischarged for a period of sixty (60) days;
     (f) the occurrence of a Prohibited Transfer;
     (g) the occurrence of an Event of Default under the Notes, the Credit Agreement or any of the other Loan Documents; or
     (h) the occurrence of any default or event of default, after the expiration of any applicable periods of notice or cure, under any document or agreement evidencing or securing any other obligation or indebtedness of the Mortgagor and/or the Guarantor to the Mortgagee.
If an Event of Default occurs, the Mortgagee may, at its option, declare the whole of the Indebtedness to be immediately due and payable without further notice to the Mortgagor, with interest thereon accruing from the date of such Event of Default until paid at the Default Rate.
16.	Foreclosure; Expense of Litigation.
     (a) When all or any part of the Indebtedness shall become due, whether by acceleration or otherwise, the Mortgagee shall have the right to foreclose the lien hereof for such Indebtedness or part thereof and/or exercise any right, power or remedy provided in this Mortgage or any of the other Loan Documents in accordance with applicable law. In the event of a foreclosure sale, the Mortgagee is hereby authorized, without the consent of the Mortgagor, to assign any and all insurance policies to the purchaser at such sale or to take such other steps as the Mortgagee may deem advisable to cause the interest of such purchaser to be protected by any of such insurance policies.
     (b) In any suit to foreclose the lien hereof, there shall be allowed and included as additional indebtedness in the decree for sale all expenditures and expenses which may be paid or incurred by or on behalf of the Mortgagee for reasonable attorneys’ fees, appraisers’ fees, outlays for documentary and expert evidence, stenographers’ charges, publication costs, and costs (which may be estimated as to items to be expended after entry of the decree) of procuring all such abstracts of title, title searches and examinations, title insurance policies, and similar data and assurances with respect to the title as the Mortgagee may deem reasonably necessary either to prosecute such suit or to evidence to bidders at any sale which may be had pursuant to such decree the true condition of the title to or the value of the Premises. All expenditures and expenses of the nature mentioned in this section and such other expenses and fees as may be incurred in the enforcement of the Mortgagor’s obligations hereunder, the protection of said Premises and the maintenance of the lien of this Mortgage, including the reasonable fees of any attorney employed by the Mortgagee in any litigation or proceeding affecting this Mortgage, the

Notes, or the Premises, including probate and bankruptcy proceedings, or in preparations for the commencement or defense of any proceeding or threatened suit or proceeding shall be immediately due and payable by the Mortgagor, with interest thereon until paid at the Default Rate and shall be secured by this Mortgage.
17.	Application of Proceeds of Foreclosure Sale.
     The proceeds of any foreclosure sale of the Premises shall be distributed and applied in such order as the Mortgagee may determine in its sole and absolute discretion.
18.	Appointment of Receiver.
     Upon or at any time after the occurrence of an Event of Default and the filing of a complaint to foreclose this Mortgage, the court in which such complaint is filed shall, upon petition by the Mortgagee, appoint a receiver for the Premises in accordance with applicable law. Such appointment may be made either before or after sale, without notice, without regard to the solvency or insolvency of the Mortgagor at the time of application for such receiver and without regard to the value of the Premises or whether the same shall be then occupied as a homestead or not and the Mortgagee hereunder or any other holder of the Notes may be appointed as such receiver. Such receiver shall have power to collect the rents, issues and profits of the Premises (i) during the pendency of such foreclosure suit, (ii) in case of a sale and a deficiency, during the full statutory period of redemption, whether there be redemption or not, and (iii) during any further times when the Mortgagor, but for the intervention of such receiver, would be entitled to collect such rents, issues and profits. Such receiver also shall have all other powers and rights that may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during said period, including, to the extent permitted by law, the right to lease all or any portion of the Premises for a term that extends beyond the time of such receiver’s possession without obtaining prior court approval of such lease. The court from time to time may authorize the application of the net income received by the receiver in payment of (a) the Indebtedness, or by any decree foreclosing this Mortgage, or any tax, special assessment or other lien which may be or become superior to the lien hereof or of such decree, provided such application is made prior to foreclosure sale, and (b) any deficiency upon a sale and deficiency.
19.	Mortgagee’s Right of Possession in Case of Default.
     At any time after an Event of Default has occurred and is continuing, the Mortgagor shall, upon demand of the Mortgagee, surrender to the Mortgagee possession of the Premises. The Mortgagee, in its discretion, may, with process of law, enter upon and take and maintain possession of all or any part of the Premises, together with all documents, books, records, papers and accounts relating thereto, and may exclude the Mortgagor and its employees, agents or servants therefrom, and the Mortgagee may then hold, operate, manage and control the Premises, either personally or by its agents. The Mortgagee shall have full power to use such measures, legal or equitable, as in its discretion may be deemed proper or necessary to enforce the payment or security of the avails, rents, issues, and profits of the Premises, including actions for the recovery of rent, actions in forcible detainer and actions in distress for rent. At any time after an

Event of Default has occurred, either with or without taking possession of the Premises, and to the extent permitted by applicable law, the Mortgagee may demand, sue for, settle, compromise, collect and give acquittances for all rents, issues, income and profits of and from the Premises and pursue all remedies for enforcement of the Leases and all the lessor’s rights therein and thereunder; provided, however, that so long as no Event of Default has occurred, the Mortgagor shall have a license to collect and receive all rents, issues, income and profits of and from the Premises. This Mortgage shall constitute an absolute and present transfer and assignment of the Leases, and further an authorization and direction to the tenants under the Leases to pay all rents and other amounts payable under the Leases to the Mortgagee, without proof of default hereunder, upon receipt from the Mortgagee of written notice to thereafter pay all such rents and other amounts to the Mortgagee and to comply with any notice or demand by the Mortgagee for observance or performance of any of the covenants, terms, conditions and agreements contained in the Leases to be observed or performed by the tenants thereunder, and the Mortgagor shall facilitate in all reasonable ways the Mortgagee’s collection of such rents, issues, income and profits, and upon request after the occurrence of an Event of Default, will execute written notices to the tenants under the Leases to thereafter pay all such rents and other amounts to the Mortgagee. Without limiting the generality of the foregoing, the Mortgagee shall have, to the extent permitted by applicable law, full power to:
     (a) cancel or terminate any lease or sublease for any cause or on any ground which would entitle the Mortgagor to cancel the same;
     (b) elect to disaffirm any lease or sublease which is then subordinate to the lien hereof;
     (c) extend or modify any then existing leases and to enter into new leases, which extensions, modifications and leases may provide for terms to expire, or for options to lessees to extend or renew terms to expire, beyond the Termination Date and beyond the date of the issuance of a deed or deeds to a purchaser or purchasers at a foreclosure sale, it being understood and agreed that any such leases, and the options or other such provisions to be contained therein, shall be binding upon the Mortgagor and all persons whose interests in the Premises are subject to the lien hereof and upon the purchaser or purchasers at any foreclosure sale, notwithstanding any redemption from sale, discharge of the Indebtedness, satisfaction of any foreclosure judgment, or issuance of any certificate of sale or deed to any purchaser;
     (d) make any repairs, renewals, replacements, alterations, additions, betterments and improvements to the Premises as the Mortgagee deems are necessary;
     (e) insure and reinsure the Premises and all risks incidental to the Mortgagee’s possession, operation and management thereof; and
     (f) receive all of such avails, rents, issues and profits.
20.	Application of Income Received by Mortgagee.

     The Mortgagee, in the exercise of the rights and powers hereinabove conferred upon it, shall have full power to use and apply the avails, rents, issues and profits of the Premises to the payment of or on account of the following, in such order as the Mortgagee may determine:
     (a) to the payment of the operating expenses of the Premises, including cost of management and leasing thereof (which shall include compensation to the Mortgagee and its agent or agents, if management be delegated to an agent or agents, and shall also include lease commissions and other compensation and expenses of seeking and procuring tenants and entering into leases), established claims for damages, if any, and premiums on insurance hereinabove authorized;
     (b) to the payment of taxes and special assessments now due or which may hereafter become due on the Premises; and
     (c) to the payment of any Indebtedness, including any deficiency which may result from any foreclosure sale.
21.	Rights Cumulative.
     Each right, power and remedy herein conferred upon the Mortgagee is cumulative and in addition to every other right, power or remedy, express or implied, given now or hereafter existing under any of the Loan Documents or at law or in equity, and each and every right, power and remedy herein set forth or otherwise so existing may be exercised from time to time as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of one right, power or remedy shall not be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy, and no delay or omission of the Mortgagee in the exercise of any right, power or remedy accruing hereunder or arising otherwise shall impair any such right, power or remedy, or be construed to be a waiver of any Event of Default or acquiescence therein.
22.	Mortgagee’s Right of Inspection.
     The Mortgagee and its representatives shall have the right to inspect the Premises and the books and records with respect thereto at all reasonable times upon not less than twenty four (24) hours prior notice to the Mortgagor, and access thereto, subject to the rights of tenants in possession, shall be permitted for that purpose.
23.	Release Upon Payment and Discharge of Mortgagor’s Obligations.
     The Mortgagee shall release this Mortgage and the lien hereof by proper instrument upon payment and discharge of all Indebtedness, including payment of all reasonable expenses incurred by the Mortgagee in connection with the execution of such release.
24.	Release of and Resort to Collateral.

     The Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Premises, any part of the Premises without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Premises. For payment of the Indebtedness, the Mortgagee may resort to any other security in such order and manner as the Mortgagee may elect.
25.	Notices.
     Any notices, communications and waivers under this Mortgage shall be in writing and shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) by overnight express carrier, addressed in each case as follows:

To the Mortgagee	CIT Healthcare LLC
505 Fifth Avenue, 6th Floor
New York, New York 10017
Attention: Mark McElwain, Vice President

With a copy to:	McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Attention: Jeffrey A. Jung

To the Mortgagor:	American Medical Systems, Inc.
10700 Bren Road West
Minnetonka, Minnesota 55343
Attention:: John Armbruster

With copy to:	Oppenheimer Wolff & Donnelly LLP
Plaza VII Suite 3300
45 South Seventh Street
Minneapolis, Minnesota 55404
Attention:: Thomas A. Letscher
or to any other address as to any of the parties hereto, as such party shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this section shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next federal banking day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received.
26.	Waiver of Rights.
     To the extent permitted by applicable law, the Mortgagor hereby covenants and agrees that it will not at any time insist upon or plead, or in any manner claim or take any advantage of,

any stay, exemption or extension law or any so-called “Moratorium Law” now or at any time hereafter in force providing for the valuation or appraisement of the Premises, or any part thereof, prior to any sale or sales thereof to be made pursuant to any provisions herein contained, or to decree, judgment or order of any court of competent jurisdiction; or, after such sale or sales, claim or exercise any rights under any statute now or hereafter in force to redeem the property so sold, or any part thereof, or relating to the marshalling thereof, upon foreclosure sale or other enforcement hereof; and without limiting the foregoing:
     (a) The Mortgagor hereby expressly waives any and all rights of reinstatement and redemption, if any, under any order or decree of foreclosure of this Mortgage, on its own behalf and on behalf of each and every person, it being the intent hereof that any and all such rights of reinstatement and redemption of the Mortgagor and of all other persons are and shall be deemed to be hereby waived to the full extent permitted by applicable law; and
     (b) The Mortgagor will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any right, power remedy herein or otherwise granted or delegated to the Mortgagee but will suffer and permit the execution of every such right, power and remedy as though no such law or laws had been made or enacted.
27.	Contests.
     Notwithstanding anything to the contrary herein contained, the Mortgagor shall have the right to contest by appropriate legal proceedings diligently prosecuted any Taxes imposed or assessed upon the Premises or which may be or become a lien thereon and any mechanics’, materialmen’s or other liens or claims for lien upon the Premises (each, a “Contested Liens”), and no Contested Lien shall constitute an Event of Default hereunder, if, but only if:
     (a) The Mortgagor shall forthwith give notice of any Contested Lien to the Mortgagee at the time the same shall be asserted;
     (b) The Mortgagor shall either pay under protest or deposit with the Mortgagee the full amount (the “Lien Amount”) of such Contested Lien, together with such amount as the Mortgagee may reasonably estimate as interest or penalties which might arise during the period of contest; provided that in lieu of such payment the Mortgagor may furnish to the Mortgagee a bond or title indemnity in such amount and form, and issued by a bond or title insuring company, as may be satisfactory to the Mortgagee;
     (c) The Mortgagor shall diligently prosecute the contest of any Contested Lien by appropriate legal proceedings having the effect of staying the foreclosure or forfeiture of the Premises, and shall permit the Mortgagee to be represented in any such contest and shall pay all expenses incurred, in so doing, including fees and expenses of the Mortgagee’s counsel (all of which shall constitute so much additional Indebtedness bearing interest at the Default Rate until paid, and payable upon demand);

     (d) The Mortgagor shall pay each such Contested Lien and all Lien Amounts together with interest and penalties thereon (i) if and to the extent that any such Contested Lien shall be determined adverse to the Mortgagor, or (ii) forthwith upon demand by the Mortgagee if, in the reasonable opinion of the Mortgagee, and notwithstanding any such contest, the Premises shall be in jeopardy or in danger of being forfeited or foreclosed; provided that if the Mortgagor shall fail so to do, the Mortgagee may, but shall not be required to, pay all such Contested Liens and Lien Amounts and interest and penalties thereon and such other sums as may be necessary in the judgment of the Mortgagee to obtain the release and discharge of such liens; and any amount expended by the Mortgagee in so doing shall be so much additional Indebtedness bearing interest at the Default Rate until paid, and payable upon demand; and provided further that the Mortgagee may in such case use and apply monies deposited as provided in subsection (b) above and may demand payment upon any bond or title indemnity furnished as aforesaid.
28.	Expenses Relating to Notes and Mortgage.
     (a) The Mortgagor will pay all expenses, charges, costs and fees relating to the Loan or necessitated by the terms of the Notes, this Mortgage or any of the other Loan Documents, including without limitation, the Mortgagee’s reasonable attorneys’ fees in connection with the negotiation, documentation, administration, servicing and enforcement of the Notes, this Mortgage and the other Loan Documents, all filing, registration and recording fees, all other expenses incident to the execution and acknowledgment of this Mortgage and all federal, state, county and municipal taxes, and other taxes (provided the Mortgagor shall not be required to pay any income or franchise taxes of the Mortgagee), duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Notes and this Mortgage. The Mortgagor recognizes that, during the term of this Mortgage, the Mortgagee:
     (i) May be involved in court or administrative proceedings, including, without restricting the foregoing, foreclosure, probate, bankruptcy, creditors’ arrangements, insolvency, housing authority and pollution control proceedings of any kind, to which the Mortgagee shall be a party by reason of the Loan Documents or in which the Loan Documents or the Premises are involved directly or indirectly;
     (ii) May make preparations following the occurrence of an Event of Default hereunder for the commencement of any suit for the foreclosure hereof, which may or may not be actually commenced;
     (iii) May make preparations following the occurrence of an Event of Default hereunder for, and do work in connection with, the Mortgagee’s taking possession of and managing the Premises, which event may or may not actually occur;
     (iv) May make preparations for and commence other private or public actions to remedy an Event of Default hereunder, which other actions may or may not be actually commenced;

     (v) May enter into negotiations with the Mortgagor or any of its agents, employees or attorneys in connection with the existence or curing of any Event of Default hereunder, the sale of the Premises, the assumption of liability for any of the Indebtedness or the transfer of the Premises in lieu of foreclosure; or
     (vi) May enter into negotiations with the Mortgagor or any of its agents, employees or attorneys pertaining to the Mortgagee’s approval of actions taken or proposed to be taken by the Mortgagor which approval is required by the terms of this Mortgage.
     (b) All expenses, charges, costs and fees described in this section shall be so much additional Indebtedness, shall bear interest from the date so incurred until paid at the Default Rate and shall be paid, together with said interest, by the Mortgagor forthwith upon demand.
29.	Statement of Indebtedness.
     The Mortgagor, within seven days after being so requested by the Mortgagee, shall furnish a duly acknowledged written statement setting forth the amount of the debt secured by this Mortgage, the date to which interest has been paid and stating either that, to the best of the Mortgagor’s knowledge, no offsets or defenses exist against such debt or, if such offsets or defenses are alleged to exist, the nature thereof.
30.	Further Instruments.
     Upon request of the Mortgagee, the Mortgagor shall execute, acknowledge and deliver all such additional instruments and further assurances of title and shall do or cause to be done all such further acts and things as may reasonably be necessary fully to effectuate the intent of this Mortgage and of the other Loan Documents.
31.	Additional Indebtedness Secured.
     All persons and entities with any interest in the Premises or about to acquire any such interest should be aware that this Mortgage secures more than the stated principal amount of the Notes and interest thereon; this Mortgage secures any and all other amounts which may become due under the Notes, any of the other Loan Documents or any other document or instrument evidencing, securing or otherwise affecting the Indebtedness, including, without limitation, any and all amounts expended by the Mortgagee to operate, manage or maintain the Premises or to otherwise protect the Premises or the lien of this Mortgage.
32.	Limitation of the Mortgagee’s Liability.
     The Mortgagee shall not be liable for any loss sustained by the Mortgagor resulting from the Mortgagee’s failure to let the Premises or from any other act or omission of the Mortgagee in managing, operating or maintaining the Premises following the occurrence of an Event of Default. The Mortgagee shall not be obligated to observe, perform or discharge, nor does the

Mortgagee hereby undertake to observe, perform or discharge any covenant, term, condition or agreement contained in any Lease to be observed or performed by the landlord thereunder, or any obligation, duty or liability of the Mortgagor under or by reason of this Mortgage. This Mortgage shall not operate to place responsibility upon the Mortgagee for the care, control, management or repair of the Premises or for the carrying out of any of the covenants, terms, conditions and agreements contained in any Lease, nor shall it operate to make the Mortgagee responsible or liable for any waste committed upon the Premises by any tenant, occupant or other party, or for any dangerous or defective condition of the Premises, or for any negligence in the management, upkeep, repair or control of the Premises resulting in loss or injury or death to any tenant, occupant, licensee, employee or stranger. Nothing set forth in this Mortgage, and no exercise by the Mortgagee of any of the rights set forth in this Mortgage, shall constitute or be construed as constituting the Mortgagee a “mortgagee in possession” of the Premises, in the absence of the taking of actual possession of the Premises by the Mortgagee pursuant to the provisions hereof.
33.	Indemnity.
     The Mortgagor hereby covenants and agrees that no liability shall be asserted or enforced against the Mortgagee in the exercise of the rights and powers granted to the Mortgagee in this Mortgage, and the Mortgagor hereby expressly waives and releases any such liability, except to the extent resulting from the gross negligence or willful misconduct of the Mortgagee. The Mortgagor shall indemnify and save the Mortgagee harmless from and against any and all liabilities, obligations, losses, damages, claims, costs and expenses, including reasonable attorneys’ fees and court costs (collectively, “Claims”), of whatever kind or nature which may be imposed on, incurred by or asserted against the Mortgagee at any time by any third party which relate to or arise from: (a) any suit or proceeding (including probate and bankruptcy proceedings), or the threat thereof, in or to which the Mortgagee may or does become a party, either as plaintiff or as a defendant, by reason of this Mortgage or for the purpose of protecting the lien of this Mortgage; (b) the offer for sale or sale of all or any portion of the Premises; and (c) the ownership, leasing, use, operation or maintenance of the Premises, if such Claims relate to or arise from actions taken prior to the surrender of possession of the Premises to the Mortgagee in accordance with the terms of this Mortgage; provided, however, that the Mortgagor shall not be obligated to indemnify or hold the Mortgagee harmless from and against any Claims directly arising from the gross negligence or willful misconduct of the Mortgagee. All costs provided for herein and paid for by the Mortgagee shall be so much additional Indebtedness and shall become immediately due and payable upon demand by the Mortgagee and with interest thereon from the date incurred by the Mortgagee until paid at the Default Rate.
34.	Subordination of Property Manager’s Lien.
     Any property management agreement for the Premises entered into hereafter with a property manager shall contain a provision whereby the property manager agrees that any and all mechanics’ lien rights that the property manager or anyone claiming by, through or under the property manager may have in the Premises shall be subject and subordinate to the lien of this Mortgage and shall provide that the Mortgagee may terminate such agreement, without penalty or cost, at any time after the occurrence of an Event of Default hereunder. Such property management agreement or a short form thereof, at the Mortgagee’s request, shall be recorded with the Recorder of Deeds of the county where the Premises are located. In addition, if the property management agreement in existence as of the date hereof does not contain a subordination provision, the Mortgagor shall cause the property manager under such agreement to enter into a subordination of the management agreement with the Mortgagee, in recordable form, whereby such property manager subordinates present and future lien rights and those of any party claiming by, through or under such property manager to the lien of this Mortgage.
35.	Compliance with Environmental Laws.
     Concurrently herewith the Mortgagor has executed and delivered to the Mortgagee that certain Environmental Indemnity Agreement dated as of the date hereof (the “Indemnity”) pursuant to which the Mortgagor has indemnified the Mortgagee for environmental matters concerning the Premises, as more particularly described therein. The provisions of the Indemnity are hereby incorporated herein and this Mortgage shall secure the obligations of the Mortgagor thereunder.
36.	Revolving Loan.
     This Mortgage is given to secure a revolving credit loan and shall secure not only presently existing indebtedness under the Notes and the other Loan Documents, but also future advances, whether such advances are obligatory or to be made at the option of the Mortgagee, or otherwise, as are made within twenty (20) years from the date hereof to the same extent as if such future advances were made on the date of the execution of this Mortgage, although there may be no advance made at the time of execution of this Mortgage and although there may be no Indebtedness outstanding at the time any advance is made. The lien of this Mortgage shall be valid as to all Indebtedness including future advances, from the time of its filing for record in the recorder’s or registrar’s office of the county in which the real estate is located. The total amount of Indebtedness may increase or decrease from time to time, as provided in the Credit Agreement, and any disbursements which the Mortgagee may make under this Mortgage, the Notes or the Credit Agreement or any other document with respect hereto (e.g., for payment of taxes, insurance premiums or other advances to protect the Mortgagee’s liens and security interests, as permitted hereby) shall be additional Indebtedness secured hereby. This Mortgage is intended to and shall be valid and have priority over all subsequent liens and encumbrances, including statutory liens, excepting solely taxes and assessments levied on the real estate, to the extent of the maximum amount secured hereby.
37.	Remedies Against Other Collateral.
     The Mortgagor hereby acknowledges that certain Loan Documents other than this Mortgage create liens on collateral located in counties or states other than the counties and state in which the Premises are located. The Mortgagor further acknowledges that this Mortgage and the other Loan Documents are cross-defaulted and the Loan secured hereby is also secured by the other Loan Documents. The Mortgagor agrees that the Mortgagee may proceed, at the same or at different times, to foreclose any or all liens against such collateral (or sell such collateral under power of sale) by any proceedings appropriate in the county and state where such collateral lies, and that no event of enforcement taking place in any county or state pursuant to any of the Loan Documents shall preclude or bar enforcement in any other county or state. Any foreclosure or other appropriate remedy brought in any county or state in which collateral is located may be brought and prosecuted as to any part of such collateral without regard to the fact that foreclosure proceedings or other appropriate remedies have or have not been instituted elsewhere on any other part of the collateral for the Loan.
38.	Additional Agreements.
     (a) Principles of Construction. In the event of any inconsistencies between the terms and conditions of this Section 38 and the terms and conditions of this Mortgage, the terms and conditions of this Section 38 shall control and be binding.
     (b) Collateral Definition. The definition of “Collateral Property” shall also include all portions of the Property that may not be deemed real property or may not constitute a “fixture” (within the meaning of Minn. Stat. § 336.9-313 of the Uniform Commercial Code) and all replacements, substitutions, and additions for and to the same, whether acquired now or in the future, and all products and cash and non-cash proceeds thereof.
     (c) Secured Obligations. The following shall be included within the definition of “Indebtedness” as used in this Mortgage to the extent not already contained therein, and this Mortgage shall secure the following:
          (i) all sums advanced in protecting the lien of this Mortgage, in payment of taxes on the Property, and payment of insurance premiums covering improvements thereon, in payment of principal and interest on prior liens, and payment of expenses and attorneys’ fees herein provided for and all sums advanced for any other purpose authorized herein or the payment or performance of other obligations of Borrower under the Notes, this Mortgage and the other Loan Documents;
          (ii) any and all other charges and amounts payable under the Notes, this Mortgage or the other Loan Documents, as are exempt from Minnesota mortgage registry tax (the “Registry Tax”) under Minn. Stat. § 287.035 and under § 287.05, Subd. 4;
          (iii) any and all charges, amounts and non-monetary obligations under the Notes, this Mortgage or the other Loan Documents, which are not otherwise subject to Registry Tax;
          (iv) any and all charges and amounts payable under the Notes, this Mortgage or the other Loan Documents on which the Registry Tax has been paid; and
          (v) interest from time to time payable on any or all of the foregoing.
     (d) Minnesota Remedies. If an Event of Default exists, Mortgagee may, at Mortgagee’s election, exercise any of the following rights, remedies and recourses:

          (i) Foreclosure and Sale. Foreclose this Mortgage by judicial proceedings or by advertisement with full authority to sell the Property at public auction and convey the same to the purchaser in fee simple, either in one parcel or separate lots and parcels, all in accordance with and in the manner prescribed by law, and out of the proceeds arising from sale and foreclosure to retain the principal, prepayment fees, and interest due on the Notes, the indebtedness secured hereby, together with all sums of money as Mortgagee shall have expended or advanced pursuant to this Mortgage or pursuant to statute, together with interest thereon as herein provided, and all costs and expenses of such foreclosure, including lawful attorneys’ fees with the balance, if any, due to paid to the person entitled thereto by law.
          (ii) Receiver. As a matter of right, without notice and without regard to the solvency or insolvency of Mortgagor, or the existence of waste of the Property or adequacy of the security of the Property, and without giving bond, apply for the appointment of a receiver in accordance with the statutes and law made and provided for who shall have all the rights, powers and remedies as provided by such statute or law, including without limitation the rights of receiver pursuant to Minn. Stat. Section 576.01, as amended, and who shall from the date of its appointment through any period of redemption existing at law collect the Rents, manage the Property so as to prevent waste, execute leases within or beyond the period of receivership, pay all expenses for normal maintenance of the Property, and perform the terms of this Mortgage and apply the Rents to the payment of the expenses enumerated in Minn. Stat. Section 576.01, Subd. 2 in the priority mentioned therein and to all expenses for maintenance of the Property and to the costs and expenses of the receivership, including attorneys’ fees, to the repayment of the indebtedness secured hereby, whether contained in this Mortgage or in a separate instrument. Mortgagor does hereby irrevocably consent to such appointment.
     (iii) UCC. Exercise all rights, remedies and recourse available to a secured party under the Uniform Commercial Code (in addition to the rights available to a mortgagee of real property), including the right to proceed under the provisions of the Uniform Commercial Code governing default as to any Collateral Property as defined in this Mortgage which may be included on the Property or which may be deemed non-realty in a foreclosure of this Mortgage or to proceed as to such Collateral Property in accordance with the procedures and remedies available pursuant to a foreclosure of real estate.
     (e) Acknowledgment of Waiver of Hearing Before Sale. Mortgagor understands and agrees that if an Event of Default shall occur, Mortgagee has the right, inter alia, to foreclose this Mortgage by advertisement pursuant to Minn. Stat. Chapter 580, as hereafter amended, or pursuant to any similar or replacement statute hereafter enacted; that if Mortgagee elects to foreclose by advertisement, it may cause the Property or any part thereof to be sold at public action; that notice of such sale must be published for six (6) successive weeks at least once a week in a newspaper of general circulation, and that no personal notice is required to be served upon Mortgagor. Mortgagor further understands that upon the occurrence of an Event of Default, Mortgagee may also elect its rights under the Uniform Commercial Code and take possession of the non-real estate items of the Property and dispose of the same by sale or otherwise in one or more parcels, provided that at least ten (10) days’ prior notice of such disposition must be given, all as provided for by the Uniform Commercial Code, as hereinafter amended or by any similar or replacement statute hereafter enacted. Mortgagor further understands that under the Constitution of the United States and the Constitution of the State of Minnesota it may have the right to notice and hearing before the Property may be sold and that the procedure for foreclosure by advertisement described above does not insure that notice will be given to Mortgagor and neither said procedure for foreclosure by advertisement nor the Uniform Commercial Code requires any hearing or other judicial proceeding. MORTGAGOR HEREBY EXPRESSLY CONSENTS AND AGREES THAT THE PROPERTY MAY BE FORECLOSED BY ADVERTISEMENT AND THAT THE COLLATERAL PROPERTY MAY BE DISPOSED OF PURSUANT TO THE UNIFORM COMMERCIAL CODE, ALL AS DESCRIBED ABOVE. MORTGAGOR ACKNOWLEDGES THAT IT IS REPRESENTED BY LEGAL COUNSEL; THAT BEFORE SIGNING THIS DOCUMENT THIS SECTION AND MORTGAGOR’S CONSTITUTIONAL RIGHTS WERE FULLY EXPLAINED BY SUCH COUNSEL AND THAT MORTGAGOR UNDERSTANDS THE NATURE AND EXTENT OF THE RIGHTS WAIVED HEREBY AND THE EFFECT OF SUCH WAIVER.
     (f) Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of any election by Mortgagee to exercise or the actual exercise of any right, remedy or recourse provided for under any of the documents evidencing the Loan and/or indebtedness secured hereby, (c) any right to a marshalling of assets or a sale in inverse order of alienation, (d) any appraisal before a sale of any portion of the Property, and (e) any extension of time for the enforcement and collection of the Notes, the indebtedness secured hereby, or creating or extending a period of redemption from any sale made in collecting said debt. To the full extent Mortgagor may do so, Mortgagor agrees that the Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter enforced providing for any appraisal, evaluation, stay, extension or redemption, and Mortgagor, to the extent permitted by law, waives and releases all rights of redemption, valuation, appraisal, stay of execution or notice of election to mature or declare due the whole of this Mortgage.
     (g) Leases and Rents. It is the intention of Mortgagor to establish a present, absolute and irrevocable transfer and assignment to Mortgagee of all Rents and of all of Mortgagor’s right, title and interest in, to and under the Leases, and Mortgagor does hereby appoint irrevocably Mortgagee as Mortgagor’s true and lawful attorney in Mortgagor’s name and stead, which appointment is coupled with an interest, to collect all said Rents, subject however, to a revocable license hereby granted by Mortgagee to Mortgagor to collect and receive all of the Rents, to hold all Rents in trust for the benefit of Mortgagee and to apply all Rents to pay the installments of interest and principal then due and payable under the Notes and the other amounts then due and payable under the other documents evidencing the Loan and/or indebtedness secured hereby, and to pay the current costs and expenses of managing, operating and maintaining the Property, including utilities, taxes and insurance premiums, tenant improvements and other capital expenditures and to exercise all rights, power and authority granted to Mortgagee under the Leases (such license evidenced by Mortgagee’s acceptance of this Mortgage), subject to the terms and conditions hereof.
          (i) Notwithstanding anything to the contrary herein or in any of the documents evidencing the Loan to the contrary, the assignment in this Section 38 is an absolute, unconditional and presently effective assignment and not an assignment for additional security only; provided, however, upon the occurrence of any Event of Default, Mortgagor’s revocable license to collect the Rents set forth above and to exercise all rights, power and authority under the Leases as set forth in this Mortgage shall immediately cease and terminate. Upon or at any time during the continuance of an Event of Default, including but not limited to failure of the Mortgagor to pay any of the items set forth below, or if any material representation or warranty herein proves to be untrue, then the Mortgagee, without regard to waste, adequacy of the security or solvency of the Mortgagor, may declare all indebtedness secured hereby immediately due and payable and may, at its option, without notice:
          (A) in person or by agent, with or without taking possession of or entering the Property, with or without any action or proceeding, give or require Mortgagor to give, notice to any or all tenants under any lease authorizing and directing the tenant to pay such Rents and profits to Mortgagee; collect all of the Rents and profits; enforce the payment thereof and exercise all of the rights of the landlord under the leases and all of the rights of Mortgagee hereunder, may enter upon, take possession of, manage and operate said Property, or any part thereof; may cancel, enforce or modify the leases, and fix or modify rents, and do any acts which Mortgagee deems proper to protect the security hereof with or without taking possession of the Property; and/or
          (B) apply for the appointment of a receiver in accordance with the statutes and law made and provided for, which receivership Mortgagor hereby consents to, who shall collect the Rents and profits, and all other income of any kind; manage the Property so to prevent waste; execute leases within or beyond the period of receivership, and perform the terms of this Mortgage and apply the Rents and profits as hereinafter provided.
          (ii) The entering upon and taking possession of the Property, the appointment of a receiver, the collection of such Rents and profits and the application thereof as aforesaid shall not cure or waive any Event of Default under this Mortgage nor in any way operate to prevent Mortgagee from pursuing any other remedy which it may now or hereafter have under the terms of this Mortgage nor shall it in any way be deemed to constitute Mortgagee a mortgagee-in-possession. The rights and powers of Mortgagee hereunder shall remain in full force and effect both prior to and after any foreclosure of the Mortgage and any sale pursuant thereto and until expiration of the period of redemption from said sale, regardless of whether a deficiency remains from said sale. The purchaser at any foreclosure sale, including Mortgagee, shall have the right, at any time and without limitation as provided in Minn. Stat. § 582.03, to advance money to any receiver appointed hereunder to pay any part or all of the items which the receiver would otherwise be authorized to pay if cash were available from the Property and the sum so advanced, with interest as the rate then in effect under the terms of the Notes, shall be a part of the sum required to be paid to redeem from any foreclosure sale. The rights hereunder shall in no way be dependent upon and shall apply without regard to whether the Property is in danger of being lost, materially injured or damaged or whether the Property is adequate to discharge the Indebtedness.
          (iii) Any Rents collected pursuant to the terms of this Section as described above shall be applied in the following order: (a) to payment of all fees of any receiver appointed hereunder; (b) to application of tenant’s security deposits as required by Minn. Stat. § 504B.178; (c) to payment when due of prior or current real estate taxes or special assessments with respect to the Property or, if this Mortgage so requires, to the periodic escrow for payment of taxes or special assessments then due; (d) to payment when due of insurance premiums of the type required by this Mortgage or, if this Mortgage so required, to the periodic escrow for the payment of insurance premiums then due; and (e) to payment of all expenses for normal maintenance of the Property. Any Rents remaining after application of the above item shall be applied to the Indebtedness on a monthly basis. If the Property shall be foreclosed and sold pursuant to a foreclosure sale, then:
          (A) if Mortgagee is the purchaser at the foreclosure sale, the Rents shall be paid to Mortgagee to be applied to the extent of any deficiency remaining after the sale, the balance to be retained by Mortgagee, and if the Property be redeemed by Mortgagor or any other party entitled to redeem, to be applied as a credit against the redemption price with any remaining excess rents to be paid to Mortgagor, provided, if the Property not be redeemed, any remaining excess rents to belong to Mortgagee, whether or not a deficiency exists.
          (B) if Mortgagee is not the purchaser at the foreclosure sale, the Rents shall be paid to Mortgagee to be applied first, to the extent of any deficiency remaining after the sale, the balance to be retained by the purchaser, and if the Property be redeemed by Mortgagor or any other party entitled to redeem, to be applied as a credit against the redemption price with any remaining excess rents to be paid to Mortgagor, provided, if the Property not be redeemed any remaining excess rents shall be paid first, to the purchaser at the foreclosure sale in an amount equal to the interest accrued upon the sale price pursuant to Minn. Stat. §§ 580.23 or 581.10, then to Mortgagee to the extent of any deficiency remaining unpaid and the remainder to the purchaser.

Notwithstanding anything to the contrary contained in this Mortgage, this assignment shall not reduce the indebtedness secured hereby except to the extent that rents, income, receipts, revenues, issues, profits, and proceeds from the Property are actually received by Mortgagee and applied to the indebtedness secured hereby. The rights and powers of Mortgagee and receivers under this Mortgage and the application of Rents under this Section shall continue until expiration of the redemption period from any foreclosure sale, whether or not any deficiency remains after a foreclosure sale.
     (h) Fixture Filing. As to those items of Property described in this Mortgage that are, or are to become fixtures related to the real estate mortgaged herein, and all products and proceeds thereof, it is intended as to those items that THIS MORTGAGE SHALL BE EFFECTIVE AS A FINANCING STATEMENT FILED AS A FIXTURE FILING from the date of its filing in the real estate records of the County where the Land is situated. The name of the record owner of said real estate is Mortgagor set forth in Page 1 to this Mortgage. Information concerning the security interest created by this instrument may be obtained from Mortgagee, as secured party, at its address as set forth in Page 1 of this Mortgage. The address of Mortgagor, as debtor, is as set forth in Page 1 to this Mortgage. This document covers goods which are or are to become fixtures. Mortgagor is a limited liability company organized under the laws of the State of Delaware. Mortgagor’s organizational identification number is set forth in Section 13(j) hereof.
     (i) Business Loan/Non-Agricultural Use. Mortgagor represents and warrants to Mortgagee that the loan evidenced by the Notes is a business loan transacted solely for the purpose of carrying on the business of Mortgagor and the Property does not constitute the homestead of Mortgagor. Mortgagor represents and warrants that as of the date of this Mortgage the Property is not in agricultural use as defined in Minn. Stat. § 40A.02. Subd. 3 and is not used for agricultural purposes.
     (j) Future Advances. To the extent that this Mortgage is deemed to secure future advances including, but not limited to, interest as provided in the Credit Agreement, the amount of such advances is not currently known. The delivery and acceptance of this Mortgage by Mortgagor and Mortgagee, however, constitutes an acknowledgment that Mortgagor and Mortgagee are aware of the provisions of Minn. Stat. § 287.05. Subd. 5, and intend to comply with the requirements contained therein. The maximum principal amount of indebtedness secured by this Mortgage at any one time, excluding any amounts constituting an “indeterminate amount” under Minn. Stat. § 287.05. Subd. 5, and excluding advances made by the Mortgagee in protection of the Mortgaged Property or the lien of this Mortgage, shall be Twenty Eight Million Dollars ($28,000,000). The representations contained in this Section are made solely for the benefit of county recording authorities in determining the mortgage registry tax payable as a prerequisite to the recording of this Mortgage. Mortgagor acknowledges that such representations do not constitute or imply an agreement by Mortgagee to make any future advances to Mortgagor.

     (k) Revolving Line of Credit. This Mortgage shall constitute a Mortgage securing a revolving line of credit under which advances, payments and readvances may be made from time to time. The recording of this Mortgage shall serve as notice to parties as to all advances and readvances secured hereby regardless of the time or amounts of advances, payments or readvances and whether or not the advances or readvances are obligatory.
     (l) No Effect on Other Instruments. Nothing in this Mortgage and no foreclosure or enforcement of this Mortgage in any state shall limit or impair any other mortgages, deeds of trusts or other instrument (collectively, “Other Mortgages”), or any liens, rights or remedies under or the provisions of any of the Other Mortgages, notwithstanding that this Mortgage and the Other Mortgages may encumber the same property, and this Mortgage and the Other Mortgages may be separately foreclosed or otherwise enforced concurrently or in any order of priority. For purposes of exercising rights and remedies, including but not limited to foreclosure in a state, all references herein to Mortgaged Property or any component thereof shall be to the Mortgaged Property or component thereof in that state.
39.	Miscellaneous.
     (a) Successors and Assigns. This Mortgage and all provisions hereof shall be binding upon and enforceable against the Mortgagor and its assigns and other successors. This Mortgage and all provisions hereof shall inure to the benefit of the Mortgagee, its successors and assigns and any holder or holders, from time to time, of the Notes.
     (b) Invalidity of Provisions; Governing Law. In the event that any provision of this Mortgage is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, the Mortgagor and the Mortgagee shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this Mortgage and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect. This Mortgage is to be construed in accordance with and governed by the laws of the State in which the Real Estate is located.
     (c) Municipal Requirements. The Mortgagor shall not by act or omission permit any building or other improvement on premises not subject to the lien of this Mortgage to rely on the Premises or any part thereof or any interest therein to fulfill any municipal or governmental requirement, and the Mortgagor hereby assigns to the Mortgagee any and all rights to give consent for all or any portion of the Premises or any interest therein to be so used. Similarly, no building or other improvement on the Premises shall rely on any premises not subject to the lien of this Mortgage or any interest therein to fulfill any governmental or municipal requirement. Any act or omission by the Mortgagor which would result in a violation of any of the provisions of this subsection shall be void.
     (d) Rights of Tenants. The Mortgagee shall have the right and option to commence a civil action to foreclose this Mortgage and to obtain a decree of foreclosure and sale subject to the rights of any tenant or tenants of the Premises having an interest in the Premises prior to that of the Mortgagee. The failure to join any such tenant or tenants of the Premises as party defendant or defendants in any such civil action or the failure of any decree of foreclosure and sale to foreclose their rights shall not be asserted by the Mortgagor as a defense in any civil action instituted to collect the Indebtedness, or any part thereof or any deficiency remaining unpaid after foreclosure and sale of the Premises, any statute or rule of law at any time existing to the contrary notwithstanding.
     (e) Option of Mortgagee to Subordinate. At the option of the Mortgagee, this Mortgage shall become subject and subordinate, in whole or in part (but not with respect to priority of entitlement to insurance proceeds or any condemnation or eminent domain award) to any and all leases of all or any part of the Premises upon the execution by the Mortgagee of a unilateral declaration to that effect and the recording thereof in the Office of the Recorder of Deeds in and for the county wherein the Premises are situated.
     (f) Mortgagee-in-Possession. Nothing herein contained shall be construed as constituting the Mortgagee a mortgagee-in-possession in the absence of the actual taking of possession of the Premises by the Mortgagee pursuant to this Mortgage.
     (g) Relationship of Mortgagee and Mortgagor. The Mortgagee shall in no event be construed for any purpose to be a partner, joint venturer, agent or associate of the Mortgagor or of any lessee, operator, concessionaire or licensee of the Mortgagor in the conduct of their respective businesses, and, without limiting the foregoing, the Mortgagee shall not be deemed to be such partner, joint venturer, agent or associate on account of the Mortgagee becoming a mortgagee-in-possession or exercising any rights pursuant to this Mortgage, any of the other Loan Documents, or otherwise. The relationship of the Mortgagor and the Mortgagee hereunder is solely that of debtor/creditor.
THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

     (h) Time of the Essence. Time is of the essence of the payment by the Mortgagor of all amounts due and owing to the Mortgagee under the Notes and the other Loan Documents and the performance and observance by the Mortgagor of all terms, conditions, obligations and agreements contained in this Mortgage and the other Loan Documents.
     (i) No Merger. The parties hereto intend that the Mortgage and the lien hereof shall not merge in fee simple title to the Premises, and if the Mortgagee acquires any additional or other interest in or to the Premises or the ownership thereof, then, unless a contrary intent is manifested by the Mortgagee as evidenced by an express statement to that effect in an appropriate document duly recorded, this Mortgage and the lien hereof shall not merge in the fee simple title and this Mortgage may be foreclosed as if owned by a stranger to the fee simple title.
     (j) Intentionally Deleted.
     (k) CONSENT TO JURISDICTION. TO INDUCE THE MORTGAGEE TO ACCEPT THE NOTES, THE MORTGAGOR IRREVOCABLY AGREES THAT, SUBJECT TO THE MORTGAGEE’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THE NOTES AND THIS MORTGAGE WILL BE LITIGATED IN COURTS HAVING SITUS IN HENNEPIN COUNTY. MINNESOTA. THE MORTGAGOR HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN HENNEPIN COUNTY, MINNESOTA, WAIVES PERSONAL SERVICE OF PROCESS UPON THE MORTGAGOR, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO THE MORTGAGOR AT THE ADDRESS STATED HEREIN AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.
THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

     (l) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE MORTGAGOR AND THE MORTGAGEE (BY ACCEPTANCE HEREOF), HAVING BEEN REPRESENTED BY COUNSEL EACH KNOWINGLY AND VOLUNTARILY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS MORTGAGE OR ANY RELATED AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS MORTGAGE OR (B) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS MORTGAGE, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE MORTGAGOR AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST THE MORTGAGEE OR ANY OTHER PERSON INDEMNIFIED UNDER THIS MORTGAGE ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES.
     (m) Complete Agreement. This Mortgage, the Notes and the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof and the Loan Documents may not be modified, altered or amended except by an agreement in writing signed by both the Mortgagor and the Mortgagee.
THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

     IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgment hereto, effective as of the date first above written, caused this instrument to be duly executed and delivered by authority duly given.

AMERICAN MEDICAL SYSTEMS, INC.,

By:	/s/ Carmen L. Diersen

Name: Carmen L. Diersen
Title: Executive Vice President, Chief Financial Officer and Secretary

STATE OF MINNESOTA	)
)
COUNTY OF HENNEPIN	)
     Acknowledged before me in Hennepin County, State of Minnesota, on July 17, 2006, by Carmen L. Diersen, the Executive Vice President, Chief Financial Officer and Secretary of AMERICAN MEDICAL SYSTEMS, INC., a Delaware corporation, for the corporation.

/s/ Marilyn J. Lamkin

Notary Public
Name: Marilyn J. Lamkin

Wright, County, State of Minnesota

My Commission Expires: January 31, 2010
Acting in Hennepin County

Drafted by and when recorded mail to:

David P. DeYoe
c/o McDermott, Will and Emery, LLP
227 West Monroe Street
Chicago, Illinois 60606

EXHIBIT “A”
LEGAL DESCRIPTION
Lots 5, 6, and 8, Block 4, Opus 2 Ninth Addition
And
Lot 9, Block 4, Opus 2 Ninth Addition, except that part of said Lot 9 legally described as follows: That part of Lot 9, Block 4, Opus 2 Ninth Addition, described as lying Westerly, Southwesterly and Southerly of a line described as commencing at the most Southeasterly corner of said Lot 9; thence Westerly along the South line of said Lot 9 a distance of 100.05 feet to its intersection with a line 100.00 feet Westerly of and parallel with that particular East line of said Lot 9 that bears North 2 degrees 44 minutes 49 seconds East from the point of commencement, to the point of beginning of the line to be described; thence Northerly along said parallel line and its extension a distance of 107.53 feet; thence Northwesterly, deflecting to the left 40 degrees 12 minutes 51 seconds a distance of 88.84 feet; thence Westerly, deflecting to the left 43 degrees 41 minutes 52 seconds a distance of 299.45 feet to the Southwesterly line of said Lot 9 and said line there terminating.
Hennepin County, Minnesota